EXHIBIT 10.2

CHANGE IN CONTROL SEVERANCE AGREEMENT

This Change in Control Severance Agreement (“Agreement”) is made effective as of July 8, 2019, by and between Highlands REIT, Inc., a Maryland corporation (the “Company”), and Kimberly A. Karas (“Employee”).
WHEREAS, the Company desires to reinforce and encourage the continued attention and dedication of Employee to Employee’s duties without distraction in the event of any threat or occurrence of a Change in Control; and
WHEREAS, the Company and Employee desire to set forth the terms and conditions of Employee’s compensation in the event of a qualifying termination of Employee’s employment with the Company in connection with a Change in Control.
NOW, THEREFORE, the parties hereby agree as follows:
1.Defined Terms. For purposes of this Agreement, the following terms shall have the meanings indicated below:
1.1“Affiliate” means any domestic or foreign individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or governmental entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the Company.
1.2“Base Salary” means Employee’s annual base salary rate in effect immediately prior to Employee’s Qualifying Termination. For the avoidance of doubt, Employee’s Base Salary shall not include any bonus, commission or other incentive compensation.
1.3“Board” means the board of directors of the Company or its successor.
1.4“Cash Severance” shall have the meaning provided in Section 2.1(a) hereof.
1.5“Cause” means (i) the willful fraud or material dishonesty of Employee in connection with the performance of Employee’s duties to the Company or its Affiliates; (ii) the deliberate or intentional failure by Employee to substantially perform Employee’s duties to the Company or its Affiliates (other than Employee’s failure resulting from his or her incapacity due to physical or mental illness) which (if capable of cure) remains uncured after a written notice is delivered to Employee by the Company, which notice specifically identifies the manner in which the Company believes Employee has not substantially performed his or her duties; (iii) willful misconduct by Employee that is materially detrimental to the reputation, goodwill or business operations of the Company or any Affiliate; (iv) willful disclosure of the Company’s confidential information or trade secrets; (v) a material breach of the terms of this Agreement; or (vi) the conviction of, or plea of nolo contendere to a charge of commission of a felony or crime of moral turpitude by Employee. For purposes of this definition, no act or failure to act will be considered “willful,” unless it is done or omitted to be done, by Employee in bad faith or without reasonable belief that Employee’s action or omission was in the best interests of the Company and its Affiliates.
1.6“Change in Control” means the first to occur of any of the events set forth in the following paragraphs: (i) any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), other than the Company or an Affiliate thereof or a Company employee benefit plan, including any trustee of such plan acting as trustee, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of directors; (ii) a merger, reverse merger or other business combination or consolidation of the Company with any other corporation other than an Affiliate of the Company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger, reverse merger, business combination or consolidation; (iii) a majority of the members of the Board are replaced during any 12 month period by directors whose appointment or election is not endorsed by a majority of the Board prior to the date of the appointment or election; (iv) a sale or disposition (other than to an Affiliate) of all or substantially all of the Company’s assets in any single transaction or series or related transactions; or (v) the dissolution of the Company.
1.7“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.
1.8“COBRA Period” shall have the meaning provided in Section 2.1(b) hereof.
1.9“COBRA Premium Payment” shall have the meaning provided in Section 2.1(b) hereof.
1.10“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.
1.11“Date of Termination” means the effective date of the termination of Employee’s employment.
1.12“Prior Year Bonus” means the annual performance bonus, if any, paid to Employee for the Company’s completed fiscal year immediately prior to the fiscal year in which the Date of Termination occurs.
1.13“Pro Rata Bonus Amount” means an amount equal to the product of (x) Employee’s Prior Year Bonus, times (y) a fraction, the numerator of which equals the number of days elapsed through the Date of Termination in the calendar year in which the Date of Termination occurs, and the denominator of which equals the total number of days in such calendar year.
1.14“Qualifying Termination” means Employee’s termination of employment with the Company by the Company without Cause on or within twenty-four (24) months after the effective date of a Change in Control. Notwithstanding anything contained herein, in no event shall Employee be deemed to have experienced a Qualifying Termination (i) if in connection with a Change in Control, Employee’s employment with the Company is terminated and Employee is offered comparable employment or accepts comparable employment with a Successor Entity (or an affiliate thereof), or (ii) as a result of Employee’s death or disability.
1.15“Release” shall have the meaning provided in Section 2.2 hereof.
1.16“Revocation Period” means the period of seven (7) days following Employee’s execution of the Release during which Employee may revoke the Release.
1.17“Severance Benefits” means, collectively, the Cash Severance and COBRA Premium Payment to which Employee may become entitled pursuant to this Agreement.
1.18“Successor Entity” means any entity that acquires or otherwise succeeds to all or substantially all of the business or assets of the Company upon and following a Change in Control.
2.Severance Benefit.
2.1Payment. In the event that Employee experiences a Qualifying Termination, then, subject to Employee’s execution and non-revocation of a Release in accordance with Section 2.2 below, and subject to any additional requirements specified in this Agreement, the Company shall pay or provide to Employee the following Severance Benefits:
(a)Cash Severance Payment. The Company shall pay to Employee a lump-sum cash payment in an amount equal to the sum of (x) two and one-half (2.5) times the sum of Employee’s Base Salary and Employee’s Prior Year Bonus, plus (y) Employee’s Pro Rata Bonus Amount (such sum, the “Cash Severance”). Subject to Section 4 below, the Cash Severance shall be paid to Employee no later than the tenth (10th) day following the expiration of the Revocation Period with respect to the Release.
(b)Continued Health Benefits. Subject to the requirements of the Code, if Employee properly elects health care continuation coverage under the Company’s group health plans pursuant to COBRA, to the extent that Employee is eligible to do so, then the Company shall directly pay or, at its election, reimburse Employee for the COBRA premiums for Employee and Employee’s covered dependents (the “COBRA Premium Payment”) during the period commencing on the Date of Termination and ending on the earlier of (A) the twelve (12)-month anniversary of the Date of Termination or (B) the date Employee becomes eligible for healthcare coverage under a subsequent employer’s health plan (the “COBRA Period”). Notwithstanding the foregoing, (i) if any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Section 409A of the Code under Treasury Regulation Section 1.409A-1(a)(5), or (ii) the Company is otherwise unable to continue to cover Employee under its group health plans without penalty under applicable law (including without limitation, Section 2716 of the Public Health Service Act), then, in either case, an amount equal to each remaining Company subsidy shall thereafter be paid to Employee in substantially equal monthly installments over the COBRA Period (or the remaining portion thereof).
(c)Equity Awards. Each outstanding Company equity award, if any, held by Employee on the Date of Termination will be treated in accordance with the terms of the applicable plan document and award agreement governing the outstanding equity award.
2.2Release. Notwithstanding anything herein to the contrary, Employee shall not be eligible to receive any Severance Benefits under this Agreement unless he or she first executes a general release of claims substantially in the form attached as Exhibit A hereto (the “Release”) within twenty-one (21) days (or forty-five (45) days if necessary to comply with applicable law) after the Date of Termination and does not revoke such Release during the Revocation Period.
3.Limitations. Notwithstanding any provision of this Agreement to the contrary, if Employee’s status as an employee of the Company, any of its subsidiaries or any Successor Entity (or any of its affiliates) is terminated for any reason other than due to a Qualifying Termination, Employee shall not be entitled to receive any Severance Benefits under this Agreement, and neither the Company nor any Successor Entity shall have any obligation to Employee under this Agreement.
4.Section 409A.
4.1General. To the extent applicable, this Agreement shall be interpreted and applied consistent and in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder. Notwithstanding any provision of this Agreement to the contrary, to the extent that the Company determines that any payments or benefits under this Agreement may not be either compliant with or exempt from Section 409A of the Code and related Department of Treasury guidance, the Company may in its sole discretion adopt such amendments to this Agreement or take such other actions that the Company determines are necessary or appropriate to (i) exempt the compensation and benefits payable under this Agreement from Section 409A of the Code and/or preserve the intended tax treatment of such compensation and benefits, or (ii) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance; provided, however, that this Section 4.1 shall not create any obligation on the part of the Company to adopt any such amendment or take any other action, nor shall the Company have any liability for failing to do so.
4.2Potential Six-Month Delay. Notwithstanding anything to the contrary in this Agreement, no amounts shall be paid to Employee under this Agreement during the six-month period following Employee’s “separation from service” (within the meaning of Section 409A(a)(2)(A)(i) of the Code and Treasury Regulation Section 1.409A-1(h)) to the extent that the Company reasonably determines that paying such amounts at the time or times indicated in this Agreement would result in a prohibited distribution under Section 409A(a)(2)(b)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such six-month period (or such earlier date upon which such amount can be paid under Code Section 409A without resulting in a prohibited distribution, including as a result of Employee’s death), Employee shall receive payment of a lump-sum amount equal to the cumulative amount that would have otherwise been payable to Employee during such six-month period without interest thereon.
4.3Reimbursements. To the extent that any payments or reimbursements provided to Employee under this Agreement are deemed to constitute compensation to Employee to which Treasury Regulation Section 1.409A-3(i)(1)(iv) would apply, such amounts shall be paid or reimbursed reasonably promptly, but not later than December 31st of the year following the year in which the expense was incurred. The amount of any such payments eligible for reimbursement in one year shall not affect the payments or expenses that are eligible for payment or reimbursement in any other taxable year, and Employee’s right to such payments or reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.
4.4Installments. For purposes of applying the provisions of Section 409A to this Agreement, each separately identified amount to which Employee is entitled under this Agreement shall be treated as a separate payment. In addition, to the extent permissible under Section 409A, the right to receive any installment payments under this Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Treasury Regulation Section 1.409A-2(b)(2)(iii). Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.
5.Parachute Payment Limitations. Notwithstanding anything to the contrary contained in this Agreement (or any other agreement entered into by and between Employee and the Company or any incentive arrangement or plan offered by the Company), in the event that any amount or benefit paid or distributed to Employee pursuant to this Agreement, taken together with any other amounts or benefits paid to Employee by the Company (collectively, the “Covered Payments”), would constitute an “excess parachute payment” as defined in Section 280G of the Code, and would thereby subject Employee to an excise tax under Section 4999 of the Code (an “Excise Tax”), the provisions of this Section 5 shall apply. If the aggregate present value (as determined for purposes of Section 280G of the Code) of the Covered Payments exceeds the amount which can be paid to Employee without Employee incurring an Excise Tax, then, solely to the extent that Employee would be better off on an after tax basis by receiving the maximum amount which may be paid hereunder without Employee becoming subject to the Excise Tax, the amounts payable to Employee under this Agreement (or any other agreement by and between Employee and the Company or pursuant to any incentive arrangement or plan offered by the Company) shall be reduced (but not below zero) to the maximum amount which may be paid hereunder without Employee becoming subject to the Excise Tax (such reduced payments to be referred to as the “Payment Cap”). In the event Employee receives reduced payments and benefits as a result of application of this Section 5, Employee shall have the right to designate which of the payments and benefits otherwise set forth herein (or any other agreement between the Company and Employee or any incentive arrangement or plan offered by the Company) shall be received in connection with the application of the Payment Cap, subject to the following sentence. Reduction shall first be made from payments and benefits which are determined not to be nonqualified deferred compensation for purposes of Section 409A of the Code, and then shall be made (to the extent necessary) out of payments and benefits that are subject to Section 409A of the Code and that are due at the latest future date.
6.No Mitigation. Employee shall not be required to seek other employment or attempt in any way to reduce or mitigate any Severance Benefits payable under this Agreement and, except as set forth in Section 10.2 below, the amount of any such Severance Benefits shall not be reduced by any other compensation paid or provided to Employee following Employee’s termination of service.
7.Successors.
7.1Company Successors. This Agreement shall inure to the benefit of and shall be binding upon the Company, any Successor Entity, and their successors and assigns. Any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume and agree to perform the applicable obligations of the Company under this Agreement. For purposes of this Agreement, “Company” shall mean the Company as hereinbefore defined and any Successor Entity which assumes and agrees to perform the applicable obligations of the Company under this Agreement by operation of law, or otherwise.
7.2Employee Successors. This Agreement shall inure to the benefit of and be enforceable by Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, legatees or other beneficiaries. If Employee dies while any amount remains payable to Employee hereunder, all such amounts shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of Employee’s estate.
8.Notices. All communications relating to matters arising under this Agreement shall be in writing and shall be deemed to have been duly given when hand delivered, faxed, emailed or mailed by reputable overnight carrier or United States certified mail, return receipt requested, addressed, if to Employee, to the address on file with the Company and, if to the Company, to the address set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:
To the Company:
Highlands REIT, Inc.
332 S Michigan Avenue, Ninth Floor
Chicago, Illinois 60604

Attn: General Counsel
9.Arbitration.
9.1The Company and Employee mutually consent to the resolution by final and binding arbitration of any and all disputes, controversies or claims arising out of or relating to this Agreement or the breach of this Agreement or any dispute as to the arbitrability of a matter under this Agreement (collectively, “Claims”); provided, however, that nothing in this Agreement shall require arbitration of any Claims which, by law, cannot be the subject of a compulsory arbitration agreement.
9.2All Claims shall be resolved exclusively by arbitration administered by JAMS under its Employment Arbitration Rules and Procedures then in effect (the “JAMS Rules”). Notwithstanding the foregoing, the Company and Employee shall have the right to (i) seek a restraining order or other injunctive or equitable relief or order in aid of arbitration or to compel arbitration, from a court of competent jurisdiction, or (ii) interim injunctive or equitable relief from the arbitrator pursuant to the JAMS Rules, in each case to prevent any violation of this Agreement. The Company and Employee must notify the other party in writing of a request to arbitrate any Claims within the same statute of limitations period applicable to such Claims.
9.3Any arbitration proceeding brought under this Agreement shall be conducted before one arbitrator in Chicago, Illinois, or such other location to which the parties mutually agree. The arbitrator shall be selected in accordance with the JAMS Rules, provided that the arbitrator shall be an attorney with significant experience in employment matters. Each party to any dispute shall pay its own expenses, including attorneys’ fees; provided, however, that the Company shall pay all costs and fees that Employee would not otherwise have been subject to paying if the claim had been resolved in a court of law and, to the extent required by applicable law for this arbitration provision to be enforceable, the Company shall reimburse Employee for any reasonable travel expenses incurred by Employee in connection with Employee’s travel to Illinois for any arbitration proceedings. The arbitrator will be empowered to award either party any remedy at law or in equity that the party would otherwise have been entitled to had the matter been litigated in court, including, but not limited to, general, special and punitive damages, injunctive relief, costs and attorney fees; provided, however, that the authority to award any remedy is subject to whatever limitations, if any, exist in the applicable law on such remedies. The arbitrator shall issue a decision or award in writing, stating the essential findings of fact and conclusions of law, and the arbitrators shall be required to follow the laws of the State of Maryland consistent with Section 10.8 of this Agreement.
9.4Any judgment on or enforcement of any award, including an award providing for interim or permanent injunctive relief, rendered by the arbitrator may be entered, enforced or appealed in any court having jurisdiction thereof. Any arbitration proceedings, decision or award rendered hereunder, and the validity, effect and interpretation of this arbitration provision, shall be governed by the Federal Arbitration Act, 9 U.S.C. § 1 et seq.
9.5It is part of the essence of this Agreement that any Claims hereunder shall be resolved expeditiously and as confidentially as possible. Accordingly, the Company and Employee agree that all proceedings in any arbitration shall be conducted under seal and kept strictly confidential. In that regard, no party shall use, disclose or permit the disclosure of any information, evidence or documents produced by any other party in the arbitration proceedings or about the existence, contents or results of the proceedings except as necessary and appropriate for the preparation and conduct of the arbitration proceedings, or as may be required by any legal process, or as required in an action in aid of arbitration or for enforcement of or appeal from an arbitral award. Before making any disclosure permitted by the preceding sentence, the party intending to make such disclosure shall give the other party reasonable written notice of the intended disclosure and afford such other party a reasonable opportunity to protect its interests.
10.Miscellaneous.
10.1Entire Agreement. This Agreement contains the entire understanding of the parties relating to the subject matter hereof.
10.2Integration with Other Payments. Severance Benefits payable under this Agreement are not intended to duplicate any other severance benefits that Employee is or may become entitled to receive under any other plan, program, policy or agreement with the Company or any of its affiliates, including, without limitation, the Highlands REIT, Inc. Change in Control Severance Plan and the InvenTrust Properties Corp. Non-Core Business Change in Control Severance Plan (collectively, “Other Arrangements”), and Employee shall not be eligible to participate in or receive severance benefits under any such Other Arrangement. Should any other severance benefits be payable to Employee by the Company, benefits paid under this Agreement will be reduced accordingly or, alternatively, benefits previously paid under this Agreement will be treated as having been paid to satisfy such other benefit obligations, in each case, in a manner that is either compliant with or exempt from Section 409A of the Code. For the avoidance of doubt, retention bonus payments, change in control bonus payments and other similar payments shall not constitute “severance benefits” for purposes of this Section 10.2. In any case, the Company, in its reasonable discretion, will determine how to apply this provision and may override other provisions in this Agreement in doing so.
10.3No Right to Continued Service. Nothing contained in this Agreement shall (i) confer upon Employee any right to continue as an employee of the Company, any of its subsidiaries or any Successor Entity, (ii) constitute any contract of employment or agreement to continue employment for any particular period, or (iii) interfere in any way with the right of the Company, its subsidiaries or any Successor Entity to terminate a service relationship with Employee, with or without Cause.
10.4Termination and Amendment of this Agreement. Except as provided below, during the twenty-four (24) month period following a Change in Control, neither the Company nor any Successor Entity may terminate this Agreement, nor may the Company or any Successor Entity amend this Agreement if any such amendment would have an adverse impact on the interests of Employee under this Agreement, in either case, without the express written consent of Employee. Notwithstanding anything contained herein, at any time prior to a Change in Control, the Board may terminate or amend this Agreement in its sole discretion from time to time and for any reason (or for no reason). Following Employee’s Qualifying Termination, no termination or amendment of this Agreement shall adversely affect the rights of Employee under this Agreement without Employee’s written consent.
10.5Employee Covenants. Employee’s right to receive and/or retain the Severance Benefits payable under this Agreement is conditioned upon Employee’s continued compliance, in all material respects, with any confidentiality, non-solicitation, non-competition and similar covenants with respect to which Employee is bound pursuant to any agreement with the Company.
10.6Withholding. The Company shall have the authority and the right to deduct and withhold an amount sufficient to satisfy federal, state, local and foreign taxes required by law to be withheld with respect to any Severance Benefits payable under this Agreement.
10.7Benefits not Assignable. Except as otherwise provided herein or by law, no right or interest of Employee under this Agreement shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment, pledge or in any manner; no attempted assignment or transfer thereof shall be effective; and no right or interest of Employee under this Agreement shall be liable for, or subject to, any obligation or liability of Employee. When a payment is due under this Agreement to Employee who is unable to care for his or her affairs, payment may be made directly to his or her legal guardian or personal representative.
10.8Applicable Law. This Agreement shall be governed by and enforceable in accordance with the laws of the State of Maryland as applicable to contracts executed and performed within such state, without regard to the application of any choice-of-law rules that would result in the application of another state’s laws.
10.9Severability. In the event that any provision of this Agreement is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.
10.10Captions. The captions contained in this Agreement are for convenience only and shall have no bearing on the meaning, construction or interpretation of this Agreement’s provisions.
10.11Survival. The rights and obligations of the parties under this Agreement shall survive termination of Employee’s employment with the Company to the extent necessary for the intended preservation of such rights and obligations.

10.12Source of Funds. Amounts payable to Employee under this Agreement shall be from the general funds of the Company. Employee’s rights to unpaid amounts under this Agreement shall be solely those of an unsecured creditor of the Company.
10.13Consultation with Legal and Financial Advisors. By executing this Agreement, Employee acknowledges that this Agreement confers significant legal rights, and may also involve the waiver of rights under other agreements; that the Company has encouraged Employee to consult with Employee’s personal legal and financial advisors; and that Employee has had adequate time to consult with Employee’s advisors before executing this Agreement.
10.14Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(Signature Page Follows)

IN WITNESS WHEREOF, the Company and Employee have executed this Agreement on the date first written above.

Highlands REIT, Inc.

By:    /s/ Richard Vance
Name:     Richard Vance
Title:     President and Chief Executive Officer

Employee

/s/ Kimberly A. Karas
Kimberly A. Karas